EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Public Service Enterprise Group Incorporated on Form S-3 of our report dated February 14, 1996 appearing in the 1995 Annual Report on Form 10-K of Public Service Enterprise Group Incorporated and to the references to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





DELOITTE & TOUCHE LLP

Parsippany, New Jersey
October 24, 1996